Exhibit 5.1

May 26, 2006

Seagate Technology

P.O. Box 309GT

Ugland House, South Church Street

George Town, Grand Cayman

Cayman Islands

Maxtor Corporation

500 McCarthy Boulevard

Milpitas, CA 95035

Ladies and Gentlemen:

We have acted as counsel to Maxtor Corporation, a Delaware corporation (the “Company”), and to Seagate Technology, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Guarantor”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the resales of the Company’s $326,000,000 aggregate principal amount of 2.375% Convertible Senior Notes due 2012 (the “Securities”) and the issuance by the Guarantor of a guarantee (the “Guarantee”) with respect to the Securities. The Securities and the Guarantee were issued under an indenture, dated as of August 15, 2005, as amended by a supplemental indenture, dated as of May 19, 2006 (collectively, the “Indenture”), by and among the Company, the Guarantor and U.S. Bank, National Association, as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other document and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Guarantor is validly existing under the laws of the Cayman Islands and has duly authorized, executed and delivered the Indenture, which includes the Guarantee, in accordance with its memorandum and articles of association and the laws of the Cayman Islands, (2) execution, delivery and performance of the Indenture and Guarantee by the Guarantor do not and will not violate the laws of the Cayman Islands or any other applicable laws (excepting the laws of the State of New York, the State of Delaware and the federal laws of the United States) and (3) execution, delivery and performance of the Indenture and the Guarantee by the Guarantor do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Guarantor.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Guarantee constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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